Exhibit 10.1

EXECUTION VERSION

THIS SECURED PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION.

SECURED PROMISSORY NOTE

Date: August 31, 2023

FOR VALUE RECEIVED, Greenhill & Co., Inc., a Delaware corporation (the “Issuer”), hereby promises to pay to the order of Mizuho Bank, Ltd., a Japanese banking corporation (together with its successors and permitted assigns, the “Holder”), in lawful money of the United States of America and in immediately available funds, the amount of $276,123,197.79 (as may be increased by payments of PIK Interest pursuant to Section 1 below), together with all interest then accrued but unpaid hereunder, on the Maturity Date (as defined below), at such location or to such account as the Holder may specify to the Issuer from time to time.  Capitalized terms used but not defined in this Note have the meanings assigned thereto in the Annexes to this Note.

1.            Interest Payments.  From and including the date hereof to, but excluding, the Maturity Date, interest shall accrue on the outstanding principal balance of this Note from time to time at the rate per annum equal to the Interest Rate specified in Section 1(a) of Annex I to this Note (the “Rates Annex”), as determined and calculated in accordance with the Rates Annex. Interest on the Note will be payable in arrears (i) on each Interest Payment Date (as defined in Section 6 of the Rates Annex), by capitalizing all then-accrued and -unpaid interest (“PIK Interest”) and adding it to (and thereby increasing) the outstanding principal amount of this Note (in addition to any previous payments of PIK Interest), and (ii) on the date of any prepayment in accordance with Section 3 and on the Maturity Date, in each case, in cash.

2.           Principal Payments.  The outstanding principal amount of this Note (including any increases thereto by payments of PIK Interest), together with all accrued and unpaid interest thereon and all other amounts owed under or evidenced by this Note (collectively, the “Note Obligations”), shall be immediately due and payable on April 12, 2024 (the “Maturity Date”); provided that, if the Issuer exercises its rights to obtain a Parent Replacement Credit Facility pursuant to that certain Merger Side Letter by delivering a timely written request in accordance therewith, and, notwithstanding the Issuer’s compliance in all material respects with its obligations under the Merger Side Letter, the initial funding of the Parent Replacement Credit Facility has not occurred on or prior to April 12, 2024, then the “Maturity Date” shall automatically be deemed to be extended to June 11, 2024 (i.e., the date that is 60 days after April 12, 2024). Upon payment in full of the Note Obligations, this Note will be automatically cancelled, whether or not it has been surrendered.

3.           Voluntary Prepayments.  The Issuer may, at its option, prepay this Note in whole or in part at any time or from time to time without penalty or premium (subject to Section 3 of the Rates Annex), upon at least three (3) Business Days’ prior written notice to the Holder. Any optional prepayments of any portion of the principal amount of this Note shall be accompanied by payment of all interest accrued but unpaid hereunder and all other amounts payable hereunder.

4.            Security.  Payment of the principal of, accrued interest on, and all other amounts due under or evidenced by this Note, the Guarantees thereof and the other Note Documents, shall be secured pursuant to the terms of a Collateral Agreement among the Issuer, the Holder, Greenhill & Co., LLC, and each other Domestic Regulated Subsidiary and Subsidiary Guarantor party thereto from time to time (the “Collateral Agreement” and, together with each Mortgage and each other security document or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement or Section 6 hereof, the “Security Documents”), which shall be substantially in the form of that certain Collateral Agreement, dated as of October 12, 2017, entered into by the Issuer and the Obligors in connection with the Credit Agreement, dated as of October 12, 2017, by and among the Issuer, Goldman Sachs Bank USA, as administrative agent and collateral agent, and the lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Prior Credit Agreement”). The Issuer represents and warrants that Greenhill & Co., LLC is the only Domestic Regulated Subsidiary as of the date hereof.

5.         Guarantees.  This Note and all amounts evidenced hereby will be guaranteed by each Subsidiary of the Issuer (other than any Excluded Subsidiary or any Domestic Regulated Subsidiary) (each such Subsidiary, a “Subsidiary Guarantor”), pursuant to the terms of a guarantee agreement among the Issuer, the Holder and each Subsidiary Guarantor party thereto from time to time (the “Guarantee Agreement”, and each such guarantee, a “Guarantee”, and, collectively with the Note and the Security Documents, the “Note Documents”), which shall be substantially in the form of that certain Guarantee Agreement, dated as of October 12, 2017, entered into by the Issuer and the Subsidiary Guarantors in connection with the Prior Credit Agreement. The Issuer represents and warrants that none of its Subsidiaries is a Subsidiary Guarantor as of the date hereof. The Issuer, the Domestic Regulated Subsidiaries and the Subsidiary Guarantors are referred to collectively herein as the “Obligors”.

6.            Agreements as to Credit Support; Post-Closing Obligations.

(a)          Until such time as all Note Obligations shall have been paid in full, the Issuer will and will cause each Subsidiary to comply with the provisions of Annex II to this Note (the “Representations & Credit Support Annex”).

(b)          The Issuer shall, and shall cause each of the Subsidiaries to, within the applicable time period set forth below (or such longer period as the Holder may agree in its reasonable discretion), do each of the following:

(i)          Perfection Certificate.  Within five (5) Business Days after the date of this Note, the Issuer shall provide the Perfection Certificate with respect to the Obligors to the Holder, duly prepared, completed and executed by an Responsible Officer of the Issuer and the information set forth therein, including the exact legal name of each Obligor and the description of the Collateral owned by the Obligors, shall be certified therein as true, correct and complete in all material respects as of the date of execution thereof.

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(ii)         Collateral Agreement.  Within five (5) Business Days after the date of this Note, the Issuer shall and shall cause each other Obligor to provide to the Holder a counterpart of the Collateral Agreement signed on behalf of such Obligor or other evidence satisfactory to the Holder that such Obligor has signed the Collateral Agreement (including a facsimile or other electronic transmission of a signed counterpart thereof).

(iii)        UCC Financing Statements.  Within five (5) Business Days after the date of this Note, the Issuer shall file, deliver, register or record, or cause to be filed, delivered, registered or recorded, UCC financing statements naming the Holder as secured party and each Obligor as debtor, with the appropriate filing offices to perfect the Liens intended to be created by the Security Documents in accordance with the Collateral and Guarantee Requirement.

(iv)        Intellectual Property Security Agreements. Within ten (10) Business Days after the date of this Note, the Issuer shall and shall cause each other Obligor to provide to the Holder counterparts of the intellectual property security agreements, if any, required under the Collateral Agreement with respect to the U.S. registered Intellectual Property (and applications therefor) of such Obligor, executed by such Obligor and delivered to Holder for recording with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable.

(c)           For the avoidance of doubt, nothing in the foregoing clause (b) of this Section 6 shall be deemed to limit or modify the duties of the Obligors in respect of the Collateral and Guarantee Requirement or Sections 2(e), 2(f) and 2(g) of the Representations & Credit Support Annex.

7.            Events of Default.  If any of the following events (any such event, an “Event of Default”) shall occur:

(a)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, court protection, reorganization or other relief in respect of the Issuer or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (i) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for the Issuer or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered and remain undismissed or unstayed for sixty (60) days;

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(b)          the Issuer or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (a) of this Section 7, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for the Issuer or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors; or

(c)          (i) any Lien purported to be created under any Security Document on any material portion of the Collateral shall cease to be, or shall be asserted by any Obligor not to be, a valid and perfected Lien, with the priority required by the Note Documents, except (v) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Note Documents, (x) as a result of the Holder’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents, or file Uniform Commercial Code continuation statements, (y) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (z) as a result of acts or omissions of the Holder, or (ii) any material provision of any Note Document or any Guarantee of the Note Obligations shall cease to be, or shall be for any reason be asserted by any Obligor not to be, a legal, valid and binding obligation of any Obligor thereto, other than as expressly permitted hereunder or thereunder;

then, and in every such event (other than an event with respect to the Issuer described in paragraph (a) or (b) of this Section 7), and at any time thereafter during the continuance of such event, the Holder may, by notice to the Issuer, declare the Note to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the outstanding principal of the Note, together with accrued interest thereon and all fees and other obligations of the Issuer accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer; and in case of any event with respect to the Issuer described in paragraph (a) or (b) of this Section 7, the principal of the Note then outstanding, together with accrued interest thereon and all fees and other obligations of the Issuer accrued thereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer.

8.            Governing Law; Submission to Jurisdiction; Venue; Service of Process.

(a)          This Note shall be construed in accordance with and governed by the laws of the State of New York (without regard to conflicts of laws).

(b)         Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Note Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in any Note Document shall affect any right that the Holder may otherwise have to bring any action or proceeding relating to any Note Document against the Issuer or their respective properties in the courts of any jurisdiction.

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(c)         Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Note Document in any court referred to in paragraph (b) of this Section 8.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Each party to this Note irrevocably consents to service of process in the manner provided for notices in Section 9.02 of the Agreement and Plan of Merger, dated as of May 22, 2023, among, inter alia, the Issuer and the Holder (the “Merger Agreement”).  Nothing in any Note Document will affect the right of any party to this Note to serve process in any other manner permitted by law.

9.            Amendments.  The terms of this Note and of any Note Document may only be amended in writing by the Issuer and the Holder.

10.          Expenses; Indemnity; Damage Waiver.

(a)          The Issuer shall indemnify the Holder and its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including reasonable and documented or invoiced out-of-pocket fees and expenses of any counsel for any Indemnitee), incurred by or asserted against any Indemnitee by any third party or by the Issuer or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Note, any Note Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Note Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by the Issuer or any Subsidiary, or any other Environmental Liability related in any way to the Issuer or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer or any Subsidiary or any of their respective equity holders or creditors or any other Person and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such obligations, losses, claims, damages, penalties, demands, actions, judgments, suits, liabilities, costs, expenses or disbursements (x) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties (but in the case of advisors or representatives of an Indemnitee, only to the extent such advisor or representative was acting at the direction of such Indemnitee) (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) resulted from a material breach of the Note Documents by such Indemnitee or its Related Parties (but in the case of advisors or representatives of an Indemnitee, only to the extent such advisor or representative was acting at the direction of such Indemnitee) (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (z) arise from disputes between or among Indemnitees that do not involve an act or omission by the Issuer or any Subsidiary, unless such claims arise from the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

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(b)          To the extent permitted by applicable law, the Issuer shall not assert, and each hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Note, any other Note Document or any agreement or instrument contemplated hereby or thereby, and the use of the proceeds thereof.

(c)         All amounts due under this Section 10 shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 10.

(d)          The agreements in this Section 10 shall survive the termination of this Note and the repayment, satisfaction or discharge of the Note Obligations.

11.          Successors and Assigns.  The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that (a) Issuer may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Holder (and any attempted assignment or transfer by the Issuer without such consent shall be null and void) and (b) the Holder may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Issuer; provided that no consent of the Issuer shall be required for an assignment by the Holder (i) to any of its Affiliates or (ii) if an Event of Default under Section 7 has occurred and is continuing.

12.       Counterparts; Integration; Effectiveness.  This Note may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Note, the other Note Documents and any separate letter agreements with respect to fees payable to the Holder constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Note shall become effective when it shall have been executed by the Holder and when the Holder shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Delivery of an executed counterpart of a signature page of this Note by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Note.

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13.       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR ANY NOTE DOCUMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.         Taxes.  Any and all payments by or on behalf of the Issuer to or for the account of the Holder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (“taxes”), excluding, in the case of the Holder,  (i) taxes imposed on or measured by its overall net income (however determined or denominated), and franchise taxes or branch profits taxes imposed on it, in each of the foregoing cases by the jurisdiction (or any political subdivision thereof) under the laws of which the Holder, as the case may be, is organized, has its principal office, maintains its lending office or has any other present or former connection without regard to the transactions contemplated by this Note, (ii) any taxes imposed pursuant to FATCA, and (iii) any withholding taxes imposed on any payment by or on account of any obligation of the Issuer that is attributable to the Holder’s failure to provide to the Issuer an IRS Form W-9 (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities imposed on or with respect to a payment by or on behalf of the Issuer under this Note being hereinafter referred to as “Taxes”). If the Issuer shall be required by any applicable laws to deduct any Taxes from or in respect of any sum payable under this Note, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 14), the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Issuer shall make such deductions in accordance with applicable laws, (iii) the Issuer shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws, and (iv) within thirty (30) days after the date of such payment, the Issuer shall furnish to the Holder the original or a certified copy of a receipt evidencing payment thereof or if no receipt is available, other evidence of payment reasonably satisfactory to the Holder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Issuer has duly executed this Note as of the date first written above.

GREENHILL & CO., INC.

By:	/s/ Mark Lasky
Name: Mark Lasky
Title: Chief Financial Officer

Acknowledged and agreed by the Holder as of the date first set forth above:

MIZUHO BANK, LTD.

By:	/s/ Raymond Ventura
	Name:	Raymond Ventura
	Title:	Managing Director

[Secured Promissory Note]

Annex I
Rates Annex

1.            Interest Rates.

(a)          (i) The outstanding principal balance of the Note shall bear interest at a per annum rate equal to Adjusted Term SOFR plus 2.25%; provided that, if the principal amount of the Note bears interest at a rate based on the Alternate Base Rate, then the outstanding principal balance of the Note shall bear interest at a per annum rate equal to the Alternate Base Rate plus 1.25% (such applicable rate, the “Interest Rate”); and (ii) the Issuer and the Holder hereby acknowledge and agree, and the Issuer shall be deemed to have irrevocably elected, that the outstanding principal balance of the Note shall bear interest at the Interest Rate based on Adjusted Term SOFR (which is based the Term SOFR Reference Rate for a one-month tenor in accordance with the definitions of “Term SOFR” and “Adjusted Term SOFR”), except solely in those circumstances under which the provisions of this Note (including Sections 2 and 4 of this Annex I) expressly provide for the principal of the Note to bear interest at the Alternate Base Rate.

(b)          The Holder does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Holder and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Issuer.  The Holder may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Note, and shall have no liability to the Issuer, any Holder or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(c)          During an Event of Default pursuant to Section 7(a) or 7(b) of the Note, if any principal of or interest on the Note or any fee, closing payments or other amount payable by the Issuer under the Note Documents is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% per annum plus the rate at which interest otherwise accrues on outstanding principal under the Note as provided in clause (a) above.

(d)          Accrued interest on the Note shall be payable in accordance with Section 1 of the Note; provided that (i) interest accrued pursuant to paragraph (c) of this Section 1 shall be payable on demand and (ii) in the event of any repayment or prepayment of the principal under the Note, all accrued interest on the principal amount of the Note shall be payable on the date of such repayment or prepayment.

(e)          All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted Term SOFR shall be determined by the Holder, and such determination shall be conclusive absent manifest error.

(f)           In connection with the use or administration of Term SOFR, the Holder will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Note Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to the Note or any other Note Document, other than in consultation with the Issuer in accordance with the definition of “Conforming Changes”.  The Holder will promptly notify the Issuer of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.            Alternate Rate of Interest.  If at any time:

(a)          the Holder determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR for any period prior to the Maturity Date; or

(b)        the Holder determines that Adjusted Term SOFR will not adequately and fairly reflect the cost to the Holder of extending the principal amount of the Note during such period,

then the Holder shall give notice thereof to the Issuer by telephone or facsimile as promptly as practicable thereafter and, until the Holder notifies the Issuer that the circumstances giving rise to such notice no longer exist, the principal of the Note shall bear interest at an interest rate based upon the Alternate Base Rate, without reference to the Adjusted Term SOFR component thereof.

Notwithstanding the foregoing, if the Holder has made the determination described in clause (a) or (b) of this Section 2 and the Issuer shall so request, the Holder and the Issuer shall negotiate in good faith to amend the definition of “Term SOFR” or “Adjusted Term SOFR” and other applicable provisions to preserve the original intent thereof in light of such change; provided that, until so amended, interest on the Note will be handled as otherwise provided pursuant to the terms of this Section 2.

Annex I-2

3.          Break Funding Payments.  In the event of the payment of any principal under the Note other than on the due date under the Note therefor (including as a result of an Event of Default), the Issuer shall, after receipt of a written request by the Holder (which request shall set forth in reasonable detail the basis for requesting such amount), compensate the Holder for the loss, cost and expense attributable to such event.  For purposes of calculating amounts payable by the Issuer to the Holder under this Section 3, the Holder shall be deemed to have funded the principal of the Note at Adjusted Term SOFR by a matching deposit or other borrowing in the applicable secured overnight funding market for a comparable amount and for a comparable period, whether or not such a loan was in fact so funded.  A certificate of the Holder setting forth any amount or amounts that the Holder is entitled to receive pursuant to this Section 3 delivered to the Issuer shall be conclusive absent manifest error.  The Issuer shall pay the Holder the amount shown as due on any such certificate within fifteen (15) days after receipt of such demand.

4.            Illegality.  If the Holder determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Holder to make, maintain or fund principal under the Note whose interest is determined by reference to Adjusted Term SOFR, or to determine or charge interest rates based upon Adjusted Term SOFR, then, from and after notice of such determination by the Holder to the Issuer, the principal of the Note shall bear interest at an interest rate based upon the Alternate Base Rate, without reference to Adjusted Term SOFR component thereof, if any, until it is no longer illegal for the Holder to determine or charge interest rates based upon Adjusted Term SOFR.  The Holder agrees to notify the Issuer in writing promptly upon becoming aware that it is no longer illegal for the Holder to determine or charge interest rates based upon Adjusted Term SOFR.

5.            Benchmark Replacement Setting.

(a)          Notwithstanding anything to the contrary herein or in any other Note Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then, if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Note Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Note or any other Note Document.  If the Benchmark Replacement is Daily Simple SOFR, all interest will accrue on a quarterly basis.

(b)          In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Holder will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Note Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to the Note or any other Note Document, other than in consultation with the Issuer in accordance with the definition of “Conforming Changes”.

(c)          The Holder will promptly notify the Issuer of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Holder will notify the Issuer of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5(d) of this Annex I and (y) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Holder pursuant to this Section 5, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to the Note or any other Note Document, except, in each case, as expressly required pursuant to this Section 5.

Annex I-3

(d)          Notwithstanding anything to the contrary herein or in any other Note Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Holder in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Holder may modify the applicable provisions of the Note for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (a)(1) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Holder may modify the applicable provisions of the Note for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)          During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

6.          Certain Defined Terms.  As used in the Note to which this Annex I is attached and in the Annexes attached thereto, the following terms have the meanings specified below:

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.  Notwithstanding the foregoing, the Alternate Base Rate will be deemed to be 1.00% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 1.00% per annum.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Note or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Note, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to Section 5 of this Annex I.

Annex I-4

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5 of this Annex I.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Holder for the applicable Benchmark Replacement Date:

(a)           the sum of (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or

(b)          the sum of: (i) the alternate benchmark rate that has been selected by the Holder and the Issuer giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Note and the other Note Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Holder and the Issuer giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.”

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)          in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

Annex I-5

(b)         in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

Annex I-6

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Note Document in accordance with Section 5 of this Annex I and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Note Document in accordance with Section 5 of this Annex I.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with any determinations of Term SOFR, the term “Business Day” shall also exclude any U.S. Government Securities Business Day.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3 of this Annex I and other technical, administrative or operational matters) that the Holder decides (in consultation with the Issuer) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Holder in a manner substantially consistent with market practice (or, if the Holder decides that adoption of any portion of such market practice is not administratively feasible or if the Holder determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Holder decides (in consultation with the Issuer) is reasonably necessary in connection with the administration of this Note and the other Note Documents).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Holder in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Holder decides that any such convention is not administratively feasible for the Holder, then the Holder may establish another convention in its reasonable discretion.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Holder from three Federal funds brokers of recognized standing selected by it.

“Floor” means a rate of interest equal to 0.00% per annum.

Annex I-7

“Interest Payment Date” means the last day of the Interest Period applicable to the Note (or, if the Note bears interest at a rate based on the Alternative Base Rate, the last Business Day of each March, June, September and December).

“Interest Period” means the period commencing on the last day of the calendar month in which the principal of the Note is funded (or converted to or continued as bearing interest at a rate based on Adjusted Term SOFR) and ending on the date that is one month thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond (i) in the case of any Class of Term Loans, the Term Maturity Date applicable to such Class of Term Loans and (ii) in the case of any Class of Revolving Loans, the Revolving Maturity Date applicable to such Class of Revolving Loans.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Prime Rate” means, for any day, a rate per annum equal to the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Holder) or any similar release by the Federal Reserve Board (as determined by the Holder).

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Term SOFR” means the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable interest period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

Annex I-8

“Term SOFR Adjustment” means a percentage per annum equal to 0.11448%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Holder in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Annex I-9

Annex II
Representations & Credit Support Annex

1.           Representations and Warranties.  The Issuer represents and warrants to the Holder as of the date hereof, after giving effect to the Financing Transactions (as defined below) on the date hereof, that:

(a)          Organization; Powers.  Each of the Issuer and each Obligor is duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, has the corporate or other organizational power and authority to carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform its obligations under each Note Document to which it is a party, to borrow the principal of the Note, and to use the proceeds thereof to refinance the Prior Credit Agreement (collectively, the “Financing Transactions”), and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(b)          Authorization; Enforceability.  The Financing Transactions to be entered into by each Obligor have been duly authorized by all necessary corporate or other action.  This Agreement has been duly executed and delivered by the Issuer and each other Note Document to which any Obligor is to be a party, when executed and delivered by such Obligor, will be duly executed and delivered by such Obligor.  This Agreement constitutes, and each other Note Document to which any Obligor is to be a party, when executed and delivered by such Obligor, will constitute, a legal, valid and binding obligation of the Issuer or such Obligor, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)         Governmental Approvals; No Conflicts.  The Financing Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Note Documents, (ii) will not violate (x) the Organizational Documents of, or (y) any laws applicable to, the Issuer or any Subsidiary, (iii) will not violate or result in a default under any indenture or other agreement or instrument binding upon the Issuer or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Issuer or any Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder or (iv) will not result in the creation or imposition of any Lien on any asset of the Issuer or any Obligor, except Liens created under the Note Documents, except (in the case of each of clauses (i), (ii)(y) and (iii)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)         Compliance with Laws and Agreements.  Each of the Issuer and each Subsidiary is in material compliance with (i) its Organizational Documents and (ii) all laws applicable to it or its property and (iii) all indentures and other agreements and instruments binding upon it or its property, except, in the case of clauses (ii) and (iii) of this clause (d), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided, however, that where such compliance relates to any Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions, each of the Issuer and the Subsidiaries is in compliance in all respects.

(e)        Investment Company Status.  Neither the Issuer nor any Obligor is required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended from time to time.

(f)         Subsidiaries.  As of the date hereof, Schedule II-1(f) sets forth the name of, and the ownership interest of each of the Issuer’s subsidiaries, with an indication of whether each such Subsidiary is a Subsidiary Guarantor, an Excluded Subsidiary or a Domestic Regulated Subsidiary.

(g)        Federal Reserve Regulations.  Neither the Issuer nor any Obligor is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of the Holder) of the provisions of Regulation U or X of the Board of Governors.

(h)          Use of Proceeds. The Issuer will use the proceeds of the Note on the date hereof to finance the Refinancing.

(i)          Sanctions.   None of the Issuer or any of the Subsidiaries or any of their respective officers, directors or, to the knowledge of the Issuer, employees or Affiliates: (i) is a Sanctioned Person; (ii) is currently engaging or has within the past five (5) years engaged, directly or indirectly, in any dealings or transactions with, involving or for the benefit of any Sanctioned Person or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions; or (iii) is or has in the past five (5) years been subject to any legal action, proceeding, litigation, claim or investigation by a Governmental Authority with regard to any actual or alleged violation of Sanctions. The Issuer will not, directly or indirectly, use any part of the proceeds of the Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds or Letter of Credit to any Person, (A) to fund or finance any business or activities of, with, in or involving any Sanctioned Person or any Sanctioned Jurisdiction or (B) in any other manner that would constitute or give rise to a violation of Sanctions by any Person, including the Holder.

(j)        Section 3.10        Anti-Corruption Laws; Anti-Money Laundering Laws.  None of the Issuer or any of the Subsidiaries or any of their respective officers, directors or, to the knowledge of the Issuer, employees or Affiliates (i) has taken any action, directly or indirectly, that would constitute or give rise to a violation of the applicable Anti-Corruption Laws or Anti-Money Laundering Laws or (ii) is or has in the past five (5) years been subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of the Anti-Corruption Laws or Anti-Money Laundering Laws.  The Issuer will not, directly or indirectly, use any part of the proceeds of the Loans or any Letter of Credit (A) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage or (B) in any manner that would constitute or give rise to a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

Annex II-2

2.           Certain Covenants.  Until such time as all Note Obligations shall have been paid in full, the Issuer will and will cause each Subsidiary to do the following.

(a)         Existence; Conduct of Business.  Issuer will, and will cause each Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and Intellectual Property to the conduct of its business, except to the extent (other than with respect to the preservation of the existence of the Issuer) that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)         Maintenance of Properties.  The Issuer will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)         Compliance with Laws.  The Issuer will, and will cause each of the Subsidiaries to (a) comply with its Organizational Documents, all applicable laws (including Environmental Laws) and all rules, regulations and orders applicable to it, its property and operations, and (b) maintain in effect all governmental approvals or authorizations required to conduct its business, except in the case of each of clauses (a) and (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided, however, that with respect to Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, the Issuer will, and will cause each of the Subsidiaries to, comply in all respects. The Issuer will provide such information as is reasonably requested by the Holder to the extent such information is necessary for such Person to maintain compliance with the applicable Anti-Money Laundering Laws.

(d)          Use of Proceeds.  The Issuer will use the proceeds of the Note on the date hereof for the purposes set forth in Section 1(h) of this Annex II.

(e)        Additional Subsidiaries.  If any Subsidiary of the Issuer is formed or acquired (or ceases to be an Excluded Subsidiary or Domestic Regulated Subsidiary, as applicable), after the date hereof, the Issuer will, within thirty (30) days (or such longer period as may be agreed to by the Holder in its reasonable discretion) thereafter, cause such Subsidiary to satisfy the Collateral and Guarantee Requirement with respect to such Subsidiary and its assets and provide the Holder with a completed Perfection Certificate with respect to such Subsidiary.

Annex II-3

(f)         Collateral and Guarantee Requirement. Upon the making of the Note on the date thereof, the Collateral and Guarantee Requirement (other than as provided in Section 6(b) of the Note) shall have been satisfied and the Holder shall have received a completed Perfection Certificate dated as of a date on or prior to the date set forth in Section 6(b) and signed by a Responsible Officer of the Issuer, together with all attachments contemplated thereby; provided that if, notwithstanding the use by the Issuer of commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied on the date hereof, the requirements thereof (other than (a) the execution and delivery of the Guarantee Agreement and the Collateral Agreement by the Obligors and Domestic Regulated Subsidiaries, as applicable, (b) creation of and perfection of security interests in the certificated Equity Interests of the Domestic Subsidiaries of the Issuer that are Wholly Owned Subsidiaries and (c) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in the assets of the Obligors and Domestic Regulated Subsidiaries that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the date hereof, the satisfaction of such requirements shall not be a condition to the availability of the initial funding of the Note on the date hereof (but shall be required to be satisfied as promptly as practicable after the date hereof and in any event within the period specified therefor in Section 6(b) of the Note).

(g)          Further Assurances.

(i)         The Issuer will, and will cause each Obligor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Holder may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Obligors.

(ii)          If, after the date hereof, any material assets (including any owned (but not leased or ground leased) Material Real Property or improvements thereto or any interest therein) are acquired or otherwise held by the Issuer or any other Obligor or are held by any Subsidiary on or after the time it becomes a Obligor in accordance herewith and such assets do not automatically become subject to the valid and perfected first-priority security interest created by the Note Documents in favor of the Holder (other than assets constituting Excluded Assets), the Issuer will notify the Holder thereof, and, if requested by the Holder, the Issuer will cause such assets to be subjected to a Lien securing the Note Obligations and will take and cause the other Obligors to take, such actions as shall be necessary and reasonably requested by the Holder to grant and perfect such Liens (including actions described in clause (i) above) and as required pursuant to the Collateral and Guarantee Requirement, all at the expense of the Obligors.

(iii)        Without limiting the generality of the foregoing, the Issuer shall ensure that (x) the Note Obligations are unconditionally guaranteed pursuant to a Guarantee executed by each Subsidiary that is or becomes a Subsidiary Guarantor and (y) the Note Obligations continue to be secured pursuant to the Collateral Agreement by perfected first-priority security interests in all Collateral of each of the Issuer and each Subsidiary that is or becomes a Subsidiary Guarantor or a Domestic Regulated Subsidiary.

3.           Certain Defined Terms. As used in the Note to which this Annex II is attached and in the Annexes attached thereto, the following terms have the meanings specified below:

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

Annex II-4

“Anti-Corruption Laws” means any and all laws, rules or regulations relating to corruption or bribery, including, but not limited to, the FCPA and the UK Bribery Act 2010.

“Anti-Money Laundering Laws” means any and all laws, rules or regulations relating to money laundering or terrorism financing, including, but not limited to, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the USA PATRIOT Act, and its implementing regulations.

“Collateral” means (i) all assets, including without limitation, all personal, real and mixed property of the Issuer, the Subsidiary Guarantors and the Domestic Regulated Subsidiaries (other than Excluded Assets), (ii) advisory fees receivables of the Issuer, the Subsidiary Guarantors and the Domestic Regulated Subsidiaries (other than Excluded Assets) and (iii) 100% of the capital stock of each Domestic Subsidiary of the Issuer, the Subsidiary Guarantors and the Domestic Regulated Subsidiaries, 65% of the capital stock of each direct Foreign Subsidiary of the Issuer, the Subsidiary Guarantors and the Domestic Regulated Subsidiaries and all intercompany debt of the Issuer, the Subsidiary Guarantors and the Domestic Regulated Subsidiaries, on which Liens are purported to be granted pursuant to the Security Documents as security for the Note Obligations.

“Collateral and Guarantee Requirement” means, at any time, subject in each case to Section 1(d) of this Annex II, the requirement that:

(a)          the Holder shall have received from (i) the Issuer and each of the Subsidiaries (other than any Excluded Subsidiary or any Domestic Regulated Subsidiary) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes (or that is required to become) a Subsidiary Guarantor after the date hereof (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person and (ii) the Issuer, each Subsidiary Guarantor and each Domestic Regulated Subsidiary either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes (or that is required to become) a Subsidiary Guarantor or a Domestic Regulated Subsidiary after the date hereof (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;

(b)         all outstanding Equity Interests of the Issuer and each Subsidiary (other than any Equity Interests constituting Excluded Assets) owned directly by any Obligor, shall have been pledged pursuant to the Collateral Agreement, and the Holder shall have received certificates, if any, or other instruments, if any, representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)          if any indebtedness for borrowed money (including in respect of cash management arrangements) of the Issuer or any Subsidiary in a principal amount of $5,000,000 or more is owing by such obligor to any Obligor and such indebtedness is evidenced by a promissory note, such promissory notes shall have been pledged pursuant to the Collateral Agreement, and the Holder shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

Annex II-5

(d)          all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, applicable law and as reasonably requested by the Holder to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Holder for filing, registration or recording; and

(e)          with respect to any fee-owned (but not leased or ground leased) Material Real Property owned by an Obligor located in the United States, the Holder shall have received (i) counterparts of a Mortgage with respect to each Material Real Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) no later than three Business Days prior to the date on which a Mortgage is executed and delivered, in order to comply with the Flood Laws, the following documents: (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the Issuer (“Issuer Notice”) and (if applicable) notification to the Issuer that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the Issuer’s receipt of the Issuer Notice (e.g., countersigned Issuer Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Issuer Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Issuer’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Holder (any of the foregoing being “Evidence of Flood Insurance”), (iii) such legal opinions as the Holder may reasonably request with respect to any such Mortgage or Mortgaged Property, in each case, in form and substance reasonably satisfactory to the Holder, and (iv) evidence of payment of all recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s).

Notwithstanding the foregoing provisions of this definition or anything in this Note or any other Note Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Obligors, or the provision of Guarantees by any Subsidiary, if, and for so long as and to the extent that the Holder and the Issuer reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Issuer and its Affiliates (including the imposition of material withholding or other taxes)), shall be excessive in view of the benefits to be obtained by the Holder therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents, (c) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, letter of credit rights or other assets requiring perfection by control (but not, for the avoidance of doubt, possession), (d) in no event shall any Obligor be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of the United States (including any Equity Interests of Foreign Subsidiaries and any foreign Intellectual Property of such Foreign Subsidiaries, as applicable)  or to perfect or make enforceable any security interests in any such assets it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction, (e) in no event shall any Obligor be required to complete any filings or other action with respect to perfection of security interests in assets subject to certificates of title beyond the filing of UCC financing statements, (f) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements), (g) no landlord lien waivers, estoppels or collateral access letters shall be required and (h) in no event shall the Collateral include any Excluded Assets.  The Holder may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the date hereof or in connection with assets acquired, or Subsidiaries formed or acquired, after the date hereof) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Note or the Security Documents.

Annex II-6

“Consolidated Total Assets” means, as of any date of determination, the amount that would be set forth opposite the caption “total assets” (or any like caption) in the most recent consolidated balance sheet of the Issuer and the Subsidiaries in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled” has the meaning correlative thereto.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary, FSHCO, or a Subsidiary of a Foreign Subsidiary or FSHCO.

“Domestic Regulated Subsidiary” means Greenhill & Co., LLC and any other Subsidiary of the Issuer that is, or becomes after the date hereof, a Regulated Subsidiary that is a Domestic Subsidiary.

“Environmental Laws” means the applicable common law and treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or, to the extent relating to exposure to Hazardous Materials, to human health or safety matters.

Annex II-7

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of the Issuer or any Subsidiary resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation or storage treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Excluded Assets” means (a) any fee-owned real property that is not Material Real Property and any leasehold interest (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (b) motor vehicles and other assets subject to certificates of title or ownership, (c) Equity Interests in (i) any Person (other than any Wholly Owned Subsidiaries) to the extent the pledge thereof to the Holder is not permitted by statute, regulation or the terms of such Person’s organizational or joint venture documents, (ii) Immaterial Subsidiaries and (iii) not-for-profit Subsidiaries, captive insurance companies and other special purpose subsidiaries, (d) voting Equity Interests constituting an amount greater than 65% of the voting Equity Interests of any CFC or FSHCO (not including any Foreign Subsidiary that is a direct or indirect Subsidiary of a CFC), (e) any Equity Interests of a direct or indirect Subsidiary of a first-tier CFC or FSHCO, (f) any letters of credit rights and commercial torts claims in an amount of $5,000,000 or less, (g) margin stock (as defined in Regulation U of the Board of Governors), (h) any asset with respect to which, based on the advice of outside counsel or tax advisors of national recognition, the grant of a Lien thereon to secure the Note Obligations would result in material adverse tax consequences to the Holder, the Issuer or any of the Subsidiaries (as reasonably determined by the Issuer in consultation with the Holder) (other than on account of any taxes payable in connection with filings, recordings, registrations, stampings and any similar acts in connection with the creation or perfection of Liens), (i) pledges and security interests prohibited or restricted by applicable law, rule or regulation or agreements with any Governmental Authority (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable law) or which would require governmental (including regulatory) or third party consent, approval license or authorization to provide such security interest unless such consent, approval, license or authorization has been received, (j) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Note Obligations is prohibited by any applicable law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable law), (k) any assets of Regulated Subsidiaries that are not permitted to be pledged by law, statute or regulation, (l) cash held by the Domestic Regulated Subsidiaries and any other Regulatory Capital maintained for Regulatory Capital purposes, (m) those assets to which the Holder and Issuer reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Holders of the security to be afforded thereby and (n) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act . For the avoidance of doubt, “Excluded Assets” shall include any and all assets of any Subsidiary that is a CFC, FSHCO, or a subsidiary thereof.

Annex II-8

“Excluded Subsidiary” means (a) any CFC, (b) any Domestic Subsidiary substantially all of the assets of which consist of the equity and/or debt or receivables of one or more direct or indirect Foreign Subsidiaries that are CFCs, (c) any Immaterial Subsidiary, (d) a Subsidiary that is not permitted by law, regulation or contract (but in the case of any such contract, to the extent existing on the date hereof or, if later, the date it becomes a Subsidiary and, in each case, not entered into in contemplation of the transactions contemplated by the Note Documents or of such entity becoming a Subsidiary) to provide such guarantee, or would require third-party or governmental (including regulatory) consent, approval, license or authorization to provide such guarantee, (unless such consent, approval, license or authorization has been received), or for which the provision of such guarantee would result in a material adverse tax consequence to the Issuer or one of its Subsidiaries (as reasonably determined by the Issuer in consultation with the Holder), (f) a Subsidiary that is a special purpose entity (including not for profit entities and captive insurance companies), (g) any Subsidiary that is a registered broker-dealer (including each Domestic Regulated Subsidiary) or (h) any Subsidiary acquired pursuant to a permitted acquisition financed with secured indebtedness permitted to be incurred pursuant to any Note Document as assumed indebtedness (and not incurred in contemplation of such acquisition) and any Subsidiary thereof that guarantees such secured indebtedness, in each case to the extent such secured indebtedness prohibits such subsidiary from becoming a guarantor).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended from time to time, and the rules and regulations thereunder.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“FSHCO” means any direct or indirect Domestic Subsidiary of the Issuer that has no material assets (either held directly or through one or more disregarded entities) other than Equity Interests in one or more direct or indirect Foreign Subsidiaries that are CFCs.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means all pollutants or contaminants in any form regulated under any Environmental Law, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials, constituents, chemicals, compounds or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.

Annex II-9

“Immaterial Subsidiary” means any Subsidiary other than a Material Subsidiary.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Material Adverse Effect” means any event, circumstance or condition that has had, or would reasonably be expected to have, a materially adverse effect on (a) the business, financial condition, or results of operations of the Issuer and the Obligors, taken as a whole, (b) the ability of the Issuer and the other Obligors, taken as a whole, to perform their payment obligations under the Note Documents or (c) the rights and remedies of the Holders under the Note Documents.

“Material Real Property” means real property (including fixtures) with a fair market value greater than or equal to $5,000,000, as determined by the Issuer in good faith.

“Material Subsidiary” means each Wholly Owned Subsidiary that, as of the last day of the fiscal year of the Issuer most recently ended, had revenues or Consolidated Total Assets for such year in excess of 2.5% of the consolidated revenues or Consolidated Total Assets, as applicable, of the Issuer for such year; provided that in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the fiscal year of the Issuer most recently ended revenues or Consolidated Total Assets in excess of 10% of the consolidated revenues or Consolidated Total Assets, as applicable, of the Issuer and the Subsidiaries for such year, the Issuer shall designate one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 10% limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be a Material Subsidiary hereunder; provided, further, that the Issuer may redesignate Material Subsidiaries as Immaterial Subsidiaries so long as the Issuer is in compliance with the foregoing.

“Merger Side Letter” means that certain Merger Side Letter, dated as of August 31, 2023, by and between Greenhill & Co., Inc., Blanc Merger Sub, Inc. and Mizuho Americas LLC.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Note Obligations.  Each Mortgage shall be in form and substance reasonably satisfactory to the Holder and the Issuer.

“Mortgaged Property” means each parcel of real property owned in fee by an Obligor with respect to which a Mortgage is granted pursuant to the Collateral and Guarantee Requirement or Section 1 of this Annex II.

Annex II-10

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation (or equivalent thereof) and bylaws or other organizational or governing documents of such Person.

“Parent Replacement Credit Facility” means a new term loan credit facility provided by Mizuho Americas LLC or Mizuho Bank, Ltd, to Greenhill & Co., Inc. pursuant to the Merger Side Letter.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C to the Prior Credit Agreement as in effect prior to the date hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Refinancing” means the repayment, redemption, repurchase or other discharge of and termination of the Credit Agreement, dated as of October 12, 2017 (as amended on April 12, 2019 and June 30, 2023, and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Prior Credit Agreement”), by and among the Issuer, Goldman Sachs Bank USA, as administrative agent and collateral agent, and the lenders from time to time party thereto and all related Note Documents (as defined therein) and the repayment in full of all Note Document Obligations (as defined therein) and the release of any security interests or guarantees in connection therewith.

“Regulated Subsidiary” a Subsidiary of Issuer that is, or becomes after the date hereof, a registered broker-dealer under the Exchange Act (or any comparable foreign equivalent thereof).

“Regulatory Capital” means the minimum net capital requirements to which a Regulated Subsidiary is subject as defined in Rule 15c3-1 of the Exchange Act with respect to any Regulated Subsidiary or any similar or comparable capital requirement the minimum amount(s) of which is subject to foreign regulation with respect to any Regulated Subsidiary that is a Foreign Subsidiary.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, members, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, emptying, pumping, escaping, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building, or any occupied structure, facility or fixture.

Annex II-11

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer, or other similar officer, a director of an Obligor and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the date of the Note or thereafter pursuant to clause (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of an Obligor.  Any document delivered hereunder that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor.

“Sanctioned Jurisdiction” means any country or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings in, with or involving such country or territory. As of the date hereof, the Sanctioned Jurisdictions include, without limitation, Cuba, Iran, North Korea, Sudan, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea region of Ukraine.

“Sanctioned Person” means any Person (a) identified on a Sanctions List; (b) organized, domiciled or resident in, or the government or any agency or instrumentality of the government of, any Sanctioned Jurisdiction; (c) owned or controlled by, or acting for or on behalf of, directly or indirectly, any Person described in the foregoing clause (a) or (b); or (d) otherwise the subject or target of Sanctions.

“Sanctions” means any economic or financial sanctions administered, imposed or enforced by (a) the United States (including OFAC and the U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or any member state thereof, (d) the United Kingdom (including His Majesty’s Treasury) or (e) any other relevant national or supra-national governmental authority.

“Sanctions List” means any list of designated individuals or entities that are the subject of Sanctions, including, without limitation, (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (b) the Consolidated United Nations Security Council Sanctions List, (c) the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Union and (d) the Consolidated List of Financial Sanctions Targets in the United Kingdom maintained by His Majesty’s Treasury of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the voting equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Issuer (unless otherwise specified).

Annex II-12

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Holder’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Annex II-13

Schedule II-1(f)
Subsidiaries

Record Owner	Subsidiary	Jurisdiction and Entity Type	# of Shares/Units Owned	% of Interest Owned	% of Interest Pledged	Certificate No.	Subsidiary Guarantor / Domestic Regulated Subsidiary / Excluded Subsidiary
Greenhill & Co., Inc.	Greenhill Capital Partners, LLC	Delaware limited liability company	N/A	100%	100%	N/A	Excluded Subsidiary
Greenhill & Co., Inc.	Greenhill & Co., LLC	New York limited liability company	N/A	100%	100%	N/A	Domestic Regulated Subsidiary
Greenhill & Co., Inc.	Greenhill & Co. Holding Canada Ltd.	Canada limited company	100 Shares	100%	65%	N/A	Excluded Subsidiary
Greenhill & Co., Inc.	Greenhill & Co. Sweden AB	Sweden AB	500 Shares	100%	65%	N/A	Excluded Subsidiary
Greenhill & Co., Inc.	Greenhill & Co. Europe Holdings Limited	English limited company	500,000 Shares	100%	65%	N/A	Excluded Subsidiary
Greenhill & Co., Inc.	Greenhill & Co. Japan Ltd.	Japan limited company	10 Shares	100%	65%	N/A	Excluded Subsidiary
Greenhill & Co., Inc.	Greenhill & Co. Asia Limited	Hong Kong limited company	5,000,000 Shares	100%	65%	N/A	Excluded Subsidiary
Greenhill & Co., Inc.	Greenhill & Co. Australia Holdings Pty Ltd	Australian limited company	1 Share	100%	65%	N/A	Excluded Subsidiary
Greenhill & Co., Inc.	Greenhill & Co. Asia (Singapore) Pte. Ltd.	Singapore limited company	8,800,001 Shares	100%	65%	N/A	Excluded Subsidiary

Record Owner	Subsidiary	Jurisdiction and Entity Type	# of Shares/Units Owned	% of Interest Owned	% of Interest Pledged	Certificate No.	Subsidiary Guarantor / Domestic Regulated Subsidiary / Excluded Subsidiary
Greenhill & Co. Europe Holdings Limited	Greenhill & Co. International LLP	England and Wales limited partnership	Partnership interest (99.9%)	99.9%	65%	N/A	Excluded Subsidiary
Greenhill & Co. Cayman Limited	Greenhill & Co. International LLP	England and Wales limited partnership	Partnership interest (0.1%)	0.1%	65%	N/A	Excluded Subsidiary
Greenhill & Co. Europe Holdings Limited	Greenhill Europe GmbH & Co. KG	German partnership	Partnership Interest (100% Equity)	100%	65%	N/A	Excluded Subsidiary
Greenhill & Co. Europe Holdings Limited	Greenhill Germany GmbH	German corporation	1 Share	100%	65%	N/A	Excluded Subsidiary
Greenhill & Co. Holding Canada Ltd.	Greenhill & Co., Canada Ltd.	Canada limited company	100 Shares	100%	65%	N/A	Excluded Subsidiary
Greenhill & Co. Europe Holdings Limited	Greenhill & Co. Cayman Limited	Cayman corporation	1 Share	100%	65%	N/A	Excluded Subsidiary
Greenhill & Co. Australia Holdings Pty Ltd	Greenhill & Co. Australia Pty Limited	Australian limited company	200,000 Shares	100%	65%	N/A	Excluded Subsidiary

Annex II-2